Exhibit 99

FOR IMMEDIATE RELEASE

December 21, 2021

GENERAL MILLS REPORTS FISCAL 2022 SECOND-QUARTER RESULTS

•	Net sales increased 6 percent to $5.0 billion; organic net sales[1] were up 5 percent

•

Operating profit declined 13 percent to $800 million; constant-currency adjusted operating profit was down 6 percent, reflecting significant input cost inflation and elevated costs related to supply chain disruptions

•	Diluted earnings per share (EPS) totaled $0.97, down 13 percent from the prior year; adjusted diluted EPS of $0.99 was down 7 percent in constant currency

•	Company updates full-year fiscal 2022 outlook to reflect stronger net sales growth, higher costs, and the impact of the European Yoplait divestiture

¹	Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS, Minn. – December 21, 2021 – General Mills (NYSE: GIS) today reported results for the second quarter ended November 28, 2021.

“We continued to compete effectively and execute well this quarter in a challenging operating environment,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “In the face of an unprecedented combination of input cost inflation and supply chain disruptions, we’re moving quickly to keep our trusted brands on store shelves for consumers while driving net price realization to protect our bottom line. As a result, we now expect to meet or exceed each of our financial targets for the year. We also advanced our portfolio reshaping efforts in the quarter, and we’re more confident than ever that General Mills will emerge from the pandemic a stronger company better geared to generate profitable growth in line with our Accelerate strategy.”

General Mills is executing its Accelerate strategy to drive sustainable, profitable growth and top-tier shareholder returns over the long term. The strategy focuses on four pillars to create competitive advantages and win: boldly building brands, relentlessly innovating, unleashing scale, and being a force for good. The company is prioritizing its core markets, global platforms, and local gem brands that have the best prospects for profitable growth and is committed to reshaping its portfolio with strategic acquisitions and divestitures, including its recent pet treats acquisition and European Yoplait divestiture, to further enhance its growth profile.

General Mills expects changes in consumer behaviors driven by the COVID-19 pandemic will result in ongoing elevated consumer demand for food at home, relative to pre-pandemic levels. These changes include more time spent working from home and increased consumer appreciation for cooking and baking. In addition, an increase in the pet population and further humanization and premiumization of pet food during the pandemic are expected to create tailwinds for the pet food category. The company plans to capitalize on these opportunities, addressing evolving consumer needs through its leading brands, innovation, and advantaged capabilities to generate profitable growth.

Second Quarter Results Summary

•

Net sales increased 6 percent to $5.0 billion, including 1 point of favorable foreign currency exchange. Organic net sales increased 5 percent, reflecting 5 points of positive organic net price realization and mix.

•

Gross margin was down 400 basis points to 32.5 percent of net sales, driven by higher input costs and unfavorable mark-to-market effects, partially offset by favorable net price realization and mix. Adjusted gross margin was down 330 basis points to 32.2 percent of net sales, driven by input cost inflation and higher other cost of goods sold, including elevated costs related to supply chain disruptions, partially offset by favorable net price realization and mix and Holistic Margin Management (HMM) cost savings.

•

Operating profit of $800 million was down 13 percent, driven primarily by lower gross profit dollars and higher transaction costs and acquisition integration costs. Operating profit margin of 15.9 percent was down 350 basis points. Constant-currency adjusted operating profit declined 6 percent, driven by lower adjusted gross profit dollars, partially offset by lower adjusted selling, general, and administrative (SG&A) expenses. Adjusted operating profit margin decreased 200 basis points to 16.3 percent.

•

Net earnings attributable to General Mills was down 13 percent to $597 million and diluted EPS was down 13 percent to $0.97, primarily reflecting lower operating profit. Adjusted diluted EPS of $0.99 was down 7 percent in constant currency, driven primarily by lower adjusted operating profit.

•

On a 2-year compound growth basis, relative to pre-pandemic levels, second-quarter results included: net sales and organic net sales up 6 percent; operating profit down 1 percent and adjusted operating profit flat in constant currency; and diluted EPS and constant-currency adjusted diluted EPS each up 1 percent.

Six Month Results Summary

•

Net sales increased 5 percent to $9.6 billion, including 1 point of favorable foreign currency exchange. Organic net sales increased 4 percent, reflecting 4 points of positive organic net price realization and mix.

•

Gross margin was down 270 basis points to 33.8 percent of net sales, driven by higher input costs and unfavorable mark-to-market effects, partially offset by favorable net price realization and mix. Adjusted gross margin was down 250 basis points to 33.4 percent of net sales, driven by input cost inflation and higher other cost of goods sold, including elevated costs related to supply chain disruptions, partially offset by HMM cost savings and favorable net price realization and mix.

•

Operating profit of $1.6 billion was down 7 percent, driven primarily by lower gross profit dollars and higher transaction costs and acquisition integration costs. Operating profit margin of 17.2 percent was down 230 basis points. Constant-currency adjusted operating profit declined 4 percent, driven by lower adjusted gross profit dollars, partially offset by lower adjusted SG&A expenses. Adjusted operating profit margin decreased 150 basis points to 17.2 percent.

•

Net earnings attributable to General Mills was down 8 percent to $1.2 billion and diluted EPS was down 7 percent to $1.99, primarily reflecting lower operating profit. Adjusted diluted EPS of $1.98 was down 4 percent in constant currency, driven primarily by lower adjusted operating profit.

•

On a 2-year compound growth basis, relative to pre-pandemic levels, six-month results included: net sales and organic net sales each up 6 percent; operating profit up 6 percent and adjusted operating profit up 4 percent in constant currency; diluted EPS up 5 percent and adjusted diluted EPS up 6 percent in constant currency.

Portfolio Reshaping

General Mills took important steps to further advance its portfolio reshaping efforts in the second quarter, in line with its Accelerate strategy. On November 24, the company announced the conclusion of agreements to sell its European dough businesses to Cérélia. These transactions, which are expected to close by the end of fiscal 2022 subject to competition approvals, are not expected to have a material impact on adjusted diluted EPS. On November 30, the company completed the sale of its European Yoplait operations to Sodiaal. The company estimates the European Yoplait transaction will reduce fiscal 2022 adjusted operating profit and adjusted diluted EPS by approximately 1 percent. With these divestitures and the pet treats acquisition that closed in the first quarter, General Mills is increasing its focus on its faster-growing global platforms, enhancing its organic net sales growth rate, and improving its adjusted operating profit margin profile.

Operating Segment Results

Note: Tables may not foot due to rounding.

Components of Fiscal 2022 Reported Net Sales Growth
Second Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	(6) pts	7 pts	—	2%
Pet	14 pts	15 pts	—	29%
Convenience Stores & Foodservice	8 pts	15 pts	—	23%
Europe & Australia	(3) pts	1 pt	1 pt	(1)%
Asia & Latin America	(4) pts	6 pts	2 pts	5%

Total	(1) pt	7 pts	1 pt	6%

Six Months
North America Retail	(6) pts	5 pts	1 pt	Flat
Pet	13 pts	13 pts	—	27%
Convenience Stores & Foodservice	10 pts	13 pts	—	23%
Europe & Australia	(1) pt	—	3 pts	2%
Asia & Latin America	(5) pts	8 pts	3 pts	6%

Total	(1) pts	5 pts	1 pt	5%

Components of Fiscal 2022 Organic Net Sales Growth
Second Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
North America Retail	(6) pts	7 pts	1%	—	—	2%
Pet	9 pts	4 pts	14%	—	15 pts	29%
Convenience Stores & Foodservice	8 pts	15 pts	23%	—	—	23%
Europe & Australia	(3) pts	1 pt	(2)%	1 pt	—	(1)%
Asia & Latin America	4 pts	1 pt	5%	2 pts	(2) pts	5%

Total	—	5 pts	5%	1 pt	1 pt	6%

Six Months
North America Retail	(6) pts	5 pts	(1)%	1 pt	—	Flat
Pet	10 pts	6 pts	16%	—	10 pts	27%
Convenience Stores & Foodservice	10 pts	13 pts	23%	—	—	23%
Europe & Australia	(1) pt	—	(1)%	3 pts	—	2%
Asia & Latin America	3 pts	3 pts	5%	3 pts	(2) pts	6%

Total	—	4 pts	4%	1 pt	1 pt	5%

Fiscal 2022 Segment Operating Profit Growth
Second Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	(7)%	(8)%
Pet	10%	10%
Convenience Stores & Foodservice	20%	20%
Europe & Australia	(56)%	(61)%
Asia & Latin America	43%	40%

Total	(3)%	(4)%

Six Months
North America Retail	(9)%	(10)%
Pet	18%	18%
Convenience Stores & Foodservice	33%	33%
Europe & Australia	(31)%	(37)%
Asia & Latin America	17%	14%

Total	(3)%	(4)%

North America Retail Segment

Second-quarter net sales for General Mills’ North America Retail segment increased 2 percent to $2.98 billion, driven by favorable net price realization and mix, partially offset by lower pound volume. Organic net sales increased 1 percent. On a 2-year compound growth basis, relative to pre-pandemic levels, second-quarter organic net sales were up 5 percent. Net sales were up 16 percent in U.S. Snacks, up 3 percent in U.S. Cereal, and up 1 percent in constant currency in Canada. U.S. Yogurt net sales essentially matched year-ago levels and U.S Meals & Baking net sales were down 4 percent. Segment operating profit of $649 million was down 7 percent as reported and down 8 percent in constant currency, driven primarily by higher input costs and lower volume, partially offset by favorable net price realization and mix and lower SG&A expenses. On a 2-year compound growth basis, segment operating profit was flat in constant currency.

Through six months, North America Retail segment net sales were essentially in line with last year at $5.61 billion. Organic net sales were down 1 percent. On a 2-year compound growth basis, first-half organic net sales were up 5 percent. Segment operating profit of $1.27 billion was down 9 percent as reported and down 10 percent in constant currency, driven primarily by higher input costs and lower volume, partially offset by favorable net price realization and mix and lower SG&A expenses. On a 2-year compound growth basis, first-half segment operating profit was up 2 percent in constant currency.

Pet Segment

Second-quarter net sales for the Pet segment increased 29 percent to $593 million, driven by strong volume growth and favorable net price realization and mix, including a 15-point net sales benefit from the pet treats acquisition, which closed on July 6. Organic net sales were up 14 percent despite a difficult comparison to the prior-year period that benefited from an increase in retail inventory. On a 2-year compound growth basis, second-quarter organic net sales were up 16 percent. Segment operating profit increased 10 percent to $132 million, driven primarily by higher volume and favorable net price realization and mix, partially offset by higher input costs and higher SG&A expenses. Profit results in the quarter included a one-time inventory adjustment and other acquisition-related expenses totaling $11 million. On a 2-year compound growth basis, segment operating profit was up 28 percent.

Through six months, Pet segment net sales increased 27 percent to $1.08 billion, driven by positive contributions from volume growth and favorable net price realization and mix. Organic net sales were up 16 percent. On a 2-year compound growth basis, first-half organic net sales were up 14 percent. The Blue Buffalo brand drove strong year-to-date retail sales growth and market share gains in measured channels. In addition, retail sales for the recently acquired pet treat brands were up 22 percent in measured channels in the first half. Segment operating profit increased 18 percent to $247 million, driven primarily by favorable net price realization and mix and higher volume, partially offset by higher input costs and higher SG&A expenses. On a 2-year compound growth basis, first-half segment operating profit was up 24 percent.

Convenience Stores & Foodservice Segment

Second-quarter net sales for the Convenience Stores & Foodservice segment increased 23 percent to $541 million, reflecting ongoing recovery in key away-from-home food channels including schools, restaurants, lodging, and convenience stores, as well as market index pricing on bakery flour. On a 2-year compound growth basis, relative to pre-pandemic levels, second-quarter organic net sales were up 3 percent. Segment operating profit increased 20 percent to $94 million, driven by favorable net price realization and mix and higher volume, partially offset by higher input costs. On a 2-year compound growth basis, segment operating profit was down 10 percent.

Through six months, Convenience Stores & Foodservice net sales increased 23 percent to $1.02 billion. On a 2-year compound growth basis, first-half organic net sales were up 3 percent. Segment operating profit increased 33 percent to $196 million, driven by favorable net price realization and mix and higher volume, partially offset by higher input costs. On a 2-year compound growth basis, first-half segment operating profit was down 2 percent.

Europe & Australia Segment

Second-quarter net sales for the Europe & Australia segment were down 1 percent to $464 million, driven primarily by lower pound volume, partially offset by positive net price realization and mix and favorable foreign currency exchange. Organic net sales were down 2 percent. On a 2-year compound growth basis, relative to pre-pandemic levels, second-quarter organic net sales were flat. Net sales performance was driven by declines on yogurt and dough. Segment operating profit totaled $16 million compared to $36 million a year ago, driven primarily by higher input costs and lower volume. On a 2-year compound growth basis, segment operating profit was down 35 percent in constant currency.

Through six months, Europe & Australia net sales increased 2 percent to $981 million, including 3 points of favorable foreign currency exchange. Organic net sales were down 1 percent. On a 2-year compound growth basis, first-half organic net sales were up 2 percent. Segment operating profit of $61 million was down 31 percent as reported and down 37 percent in constant currency, driven primarily by higher input costs. On a 2-year compound growth basis, first-half segment operating profit was down 4 percent in constant currency.

Asia & Latin America Segment

Second-quarter net sales for the Asia & Latin America segment increased 5 percent to $450 million, driven by positive net price realization and mix and favorable foreign currency exchange, partially offset by lower pound volume. Organic net sales also increased 5 percent. On a 2-year compound growth basis, relative to pre-pandemic levels, second-quarter organic net sales were up 7 percent. Net sales performance was led by Yoki meals and snacks in Brazil and Häagen-Dazs ice cream in China. Segment operating profit of $44 million was up 43 percent as reported and up 40 percent in constant currency, driven primarily by favorable net price realization and mix and lower SG&A expenses. On a 2-year compound growth basis, segment operating profit was up 23 percent in constant currency.

Through six months, Asia & Latin America net sales increased 6 percent to $864 million, driven by positive net price realization and mix and favorable foreign currency exchange, partially offset by lower pound volume. Organic net sales increased 5 percent. On a 2-year compound growth basis, first-half organic net sales were up 9 percent. Segment operating profit of $59 million was up 17 percent as reported and up 14 percent in constant currency, driven primarily by favorable net price realization and mix, partially offset by lower volume and higher input costs. On a 2-year compound growth basis, first-half segment operating profit was up 20 percent in constant currency.

Joint Venture Summary

Second-quarter net sales for Cereal Partners Worldwide (CPW) were down 2 percent in constant currency, reflecting the comparison against elevated demand for food at home a year ago. Constant-currency net sales increased 8 percent for Häagen-Dazs Japan (HDJ), driven by strong new product performance. Combined after-tax earnings from joint ventures were down 9 percent to $33 million, driven by lower profit at CPW. Through six months, after-tax earnings from joint ventures were down 20 percent to $62 million. On a 2-year compound growth basis, after-tax earnings from joint ventures were up 15 percent in the second quarter and in the first half.

Other Income Statement Items

Unallocated corporate items totaled $132 million net expense in the second quarter of fiscal 2022, compared to $48 million net expense a year ago. Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $112 million net expense this year compared to $100 million net expense last year.

Restructuring, impairment, and other exit costs totaled $2 million in the second quarter and were an insignificant amount a year ago (please see Note 3 below for more information on these charges).

Net interest expense totaled $93 million in the second quarter compared to $101 million a year ago, driven primarily by lower rates and lower average debt balances. The effective tax rate in the quarter was 21.7 percent compared to 22.3 percent last year (please see Note 6 below for more information on our effective tax rate). The adjusted effective tax rate of 22.3 percent was in line with a year ago.

Cash Flow Generation and Cash Returns

Cash provided by operating activities increased 5 percent to $1.50 billion through six months of fiscal 2022, driven primarily by changes in inventories, partially offset by changes in accounts payable. Capital investments of $224 million were down 1 percent from a year ago. Dividends paid increased 1 percent to $623 million. General Mills repurchased approximately 6.2 million shares of common stock through six months of fiscal 2022 for a total of $375 million. Average diluted shares outstanding decreased 1 percent to 614 million.

Fiscal 2022 Outlook

General Mills updated its guidance for fiscal 2022 to reflect stronger topline growth and significantly higher input costs than originally expected, as well as the impact of the European Yoplait divestiture. The company’s updated full-year fiscal 2022 financial targets are summarized below:

•

Organic net sales are now expected to increase 4 to 5 percent, due to stronger-than-expected performance in the first and second quarters and incremental Strategic Revenue Management actions that will take effect in the second half. Full-year organic net sales were previously expected to be toward the higher end of the range of down 1 to 3 percent.

•

Constant-currency adjusted operating profit is now expected to decline 1 to 4 percent, reflecting the increased guidance on organic net sales, significantly higher input costs than originally expected, and the impact of the European Yoplait divestiture, which is estimated to reduce fiscal 2022 adjusted operating profit by approximately 1 percent. For the full year, the company now anticipates cost of goods sold headwinds will be approximately $500 million higher than what was assumed in its initial fiscal 2022 outlook, inclusive of higher input cost inflation, which is now expected to be 8 to 9 percent, as well as elevated costs related to supply chain disruptions. Adjusted operating profit was previously expected to be toward the higher end of the range of down 2 to 4 percent.

•

Constant-currency adjusted diluted EPS are now expected to range between down 2 percent and up 1 percent, driven by the same changes impacting the adjusted operating profit outlook, including an estimated 1 percent reduction from the European Yoplait divestiture. Adjusted diluted EPS were previously expected to be toward the higher end of the range of flat to down 2 percent.

•	Free cash flow conversion is expected to be at least 95 percent of adjusted after-tax earnings.

•

The net impact of divestitures, acquisitions, and foreign currency exchange is expected to reduce full-year reported net sales growth by approximately 1 percent, and foreign currency exchange is not expected to have a material impact on adjusted operating profit or adjusted diluted EPS.

General Mills will issue pre-recorded management remarks today, December 21, 2021, at approximately 6:30 a.m. Central time (7:30 a.m. Eastern time) and will hold a live, webcasted question and answer session beginning at 8:00 a.m. Central time (9:00 a.m. Eastern time). The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2022 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: the impact of the coronavirus (COVID-19) pandemic on our business, suppliers, consumers, customers, and employees; disruptions or inefficiencies in the supply chain, including any impact of the coronavirus (COVID-19) pandemic; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy, and transportation; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

# # #

Contacts

(Investors) Jeff Siemon: +1-763-764-2301

(Media) Kelsey Roemhildt: +1-763-764-6364

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Six-Month Period Ended
	Nov. 28, 2021	Nov. 29, 2020	% Change	Nov. 28, 2021	Nov. 29, 2020	% Change
Net sales	$5,024.0	$4,719.4	6%	$9,563.9	$9,083.4	5%
Cost of sales	3,392.8	2,998.3	13%	6,335.3	5,771.9	10%
Selling, general, and administrative expenses	828.8	804.1	3%	1,586.2	1,540.3	3%
Restructuring, impairment, and other exit costs (recoveries)	2.3	0.4	NM	(2.0)	0.9	NM

Operating profit	800.1	916.6	(13)%	1,644.4	1,770.3	(7)%
Benefit plan non-service income	(27.7)	(32.9)	(16)%	(57.3)	(66.2)	(13)%
Interest, net	92.7	100.6	(8)%	188.6	211.7	(11)%

Earnings before income taxes and after-tax earnings from joint ventures	735.1	848.9	(13)%	1,513.1	1,624.8	(7)%
Income taxes	159.7	189.4	(16)%	328.6	360.2	(9)%
After-tax earnings from joint ventures	33.0	36.4	(9)%	62.1	77.7	(20)%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	608.4	695.9	(13)%	1,246.6	1,342.3	(7)%
Net earnings attributable to redeemable and noncontrolling interests	11.2	7.5	49%	22.4	15.0	49%

Net earnings attributable to General Mills	$597.2	$688.4	(13)%	$1,224.2	$1,327.3	(8)%

Earnings per share – basic	$0.98	$1.12	(13)%	$2.01	$2.16	(7)%

Earnings per share – diluted	$0.97	$1.11	(13)%	$1.99	$2.14	(7)%

	Quarter Ended			Six-Month Period Ended
	Nov. 28, 2021	Nov. 29, 2020	Basis Pt Change	Nov. 28, 2021	Nov. 29, 2020	Basis Pt Change
Comparisons as a % of net sales:
Gross margin	32.5%	36.5%	(400)	33.8%	36.5%	(270)
Selling, general, and administrative expenses	16.5%	17.0%	(50)	16.6%	17.0%	(40)
Operating profit	15.9%	19.4%	(350)	17.2%	19.5%	(230)
Net earnings attributable to General Mills	11.9%	14.6%	(270)	12.8%	14.6%	(180)

	Quarter Ended			Six-Month Period Ended
	Nov. 28, 2021	Nov. 29, 2020	Basis Pt Change	Nov. 28, 2021	Nov. 29, 2020	Basis Pt Change
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Adjusted gross margin	32.2%	35.5%	(330)	33.4%	35.9%	(250)
Adjusted operating profit	16.3%	18.3%	(200)	17.2%	18.7%	(150)
Adjusted net earnings attributable to General Mills	12.1%	13.8%	(170)	12.7%	14.0%	(130)

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended			Six-Month Period Ended
	Nov. 28, 2021	Nov. 29, 2020	% Change	Nov. 28, 2021	Nov. 29, 2020	% Change
Net sales:
North America Retail	$2,975.5	$2,921.5	2%	$5,614.4	$5,628.5	—%
Pet	593.4	460.0	29%	1,081.4	851.7	27%
Convenience Stores & Foodservice	540.7	440.5	23%	1,023.1	832.1	23%
Europe & Australia	463.9	467.4	(1)%	981.4	958.4	2%
Asia & Latin America	450.5	430.0	5%	863.6	812.7	6%

Total	$5,024.0	$4,719.4	6%	$9,563.9	$9,083.4	5%

Operating profit:
North America Retail	$649.3	$701.7	(7)%	$1,267.3	$1,397.1	(9)%
Pet	131.5	119.3	10%	246.7	209.6	18%
Convenience Stores & Foodservice	94.0	78.3	20%	196.4	147.9	33%
Europe & Australia	15.8	35.7	(56)%	61.0	88.9	(31)%
Asia & Latin America	43.6	30.4	43%	59.0	50.5	17%

Total segment operating profit	$934.2	$965.4	(3)%	1,830.4	$1,894.0	(3)%

Unallocated corporate items	131.8	48.4	NM	188.0	122.8	53%
Restructuring, impairment, and other exit costs (recoveries)	2.3	0.4	NM	(2.0)	0.9	NM

Operating profit	$800.1	$916.6	(13)%	$1,644.4	$1,770.3	(7)%

	Quarter Ended			Six-Month Period Ended
	Nov. 28, 2021	Nov. 29, 2020	Basis Pt Change	Nov. 28, 2021	Nov. 29, 2020	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	21.8%	24.0%	(220)	22.6%	24.8%	(220)
Pet	22.2%	25.9%	(370)	22.8%	24.6%	(180)
Convenience Stores & Foodservice	17.4%	17.8%	(40)	19.2%	17.8%	140
Europe & Australia	3.4%	7.6%	(420)	6.2%	9.3%	(310)
Asia & Latin America	9.7%	7.1%	260	6.8%	6.2%	60

Total segment operating profit	18.6%	20.5%	(190)	19.1%	20.9%	(180)

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Nov. 28, 2021	Nov. 29, 2020	May 30, 2021
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,021.0	$2,582.8	$1,505.2
Receivables	1,766.1	1,784.3	1,638.5
Inventories	1,797.3	1,712.5	1,820.5
Prepaid expenses and other current assets	764.8	328.6	790.3
Assets held for sale	1,263.2	—	—

Total current assets	6,612.4	6,408.2	5,754.5
Land, buildings, and equipment	3,291.5	3,529.8	3,606.8
Goodwill	14,523.2	14,020.4	14,062.4
Other intangible assets	6,813.9	7,147.5	7,150.6
Other assets	1,240.6	1,201.7	1,267.6

Total assets	$32,481.6	$32,307.6	$31,841.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,450.0	$3,398.6	$3,653.5
Current portion of long-term debt	600.7	2,885.7	2,463.8
Notes payable	1,098.0	126.2	361.3
Other current liabilities	2,060.2	2,053.7	1,787.2
Liabilities held for sale	604.3	—	—

Total current liabilities	7,813.2	8,464.2	8,265.8
Long-term debt	10,973.6	10,952.5	9,786.9
Deferred income taxes	2,146.9	1,939.4	2,118.4
Other liabilities	1,181.5	1,511.2	1,292.7

Total liabilities	22,115.2	22,867.3	21,463.8

Redeemable interest	561.6	587.7	604.9
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,365.1	1,333.3	1,365.5
Retained earnings	17,363.2	16,374.2	17,069.8
Common stock in treasury, at cost, shares of 151.4, 143.2 and 146.9	(6,915.2)	(6,365.4)	(6,611.2)
Accumulated other comprehensive loss	(2,364.1)	(2,867.6)	(2,429.2)

Total stockholders’ equity	9,524.5	8,550.0	9,470.4
Noncontrolling interests	280.2	302.6	302.8

Total equity	9,804.7	8,852.6	9,773.2

Total liabilities and equity	$32,481.5	$32,307.6	$31,841.9

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Six-Month Period Ended
	Nov. 28, 2021	Nov. 29, 2020
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$1,246.6	$1,342.3
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	286.9	295.1
After-tax earnings from joint ventures	(62.1)	(77.7)
Distributions of earnings from joint ventures	35.8	29.7
Stock-based compensation	47.9	48.7
Deferred income taxes	56.4	42.3
Pension and other postretirement benefit plan contributions	(12.5)	(15.6)
Pension and other postretirement benefit plan costs	(14.4)	(16.9)
Restructuring, impairment, and other exit costs	(44.2)	(3.6)
Changes in current assets and liabilities, excluding the effects of acquisition	(88.7)	(147.8)
Other, net	46.1	(69.7)

Net cash provided by operating activities	1,497.8	1,426.8

Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(224.3)	(226.2)
Acquisition, net of cash acquired	(1,198.6)	—
Investments in affiliates, net	4.8	18.1
Proceeds from disposal of land, buildings, and equipment	1.5	0.4
Other, net	20.6	(3.6)

Net cash used by investing activities	(1,396.0)	(211.3)

Cash Flows - Financing Activities
Change in notes payable	854.2	(159.6)
Issuance of long-term debt	1,935.0	971.3
Payment of long-term debt	(2,221.7)	(555.0)
Proceeds from common stock issued on exercised options	26.1	31.1
Purchases of common stock for treasury	(375.0)	(0.1)
Dividends paid	(623.2)	(617.7)
Distributions to noncontrolling and redeemable interest holders	(2.5)	(4.8)
Other, net	(20.1)	(18.8)

Net cash used by financing activities	(427.2)	(353.6)

Effect of exchange rate changes on cash and cash equivalents	(35.1)	43.1

(Decrease) increase in cash and cash equivalents	(360.5)	905.0
Cash and cash equivalents - beginning of year	1,505.2	1,677.8

Cash and cash equivalents - end of period (includes $123.7 million of cash classified as held for sale as of November 28, 2021)	$1,144.7	$2,582.8

Cash Flow from changes in current assets and liabilities, excluding the effects of acquisition:
Receivables	$(237.3)	$(135.2)
Inventories	9.2	(258.6)
Prepaid expenses and other current assets	(1.2)	81.6
Accounts payable	(28.4)	165.8
Other current liabilities	169.0	(1.4)

Changes in current assets and liabilities	$(88.7)	$(147.8)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)

During the second quarter of fiscal 2022, we entered into definitive agreements to sell our European dough businesses. The transactions are expected to close by the end of fiscal 2022, subject to appropriate labor consultations, regulatory approvals, and other customary closing conditions. The associated assets and liabilities have an immaterial impact on the presentation of our Consolidated Balance Sheets of November 28, 2021.

During the first quarter of fiscal 2022, we acquired the Tyson Foods’ pet treats business for $1.2 billion in cash. We financed the transaction with a combination of cash on hand and short-term debt. We consolidated the Tyson Foods’ pet treats business into our Consolidated Balance Sheets and recorded goodwill of $759 million, indefinite-lived intangible assets for the Nudges, Top Chews and True Chews brands totaling $330 million in aggregate, and a finite-lived customer relationship asset of $40 million. The goodwill is included in the Pet reporting unit and is deductible for tax purposes. The pro forma effects of this acquisition were not material. We have conducted a preliminary assessment of the fair value of the acquired assets and liabilities of the Tyson Foods’ pet treats business. The consolidated results of the Tyson Foods’ pet treats business are reported in our Pet operating segment on a one-month lag. Accordingly, our Consolidated Statements of Earnings include four months of operating results for the acquired business for the six-month period ended November 28, 2021.

During the first quarter of fiscal 2022, we entered into a definitive agreement to sell our 51 percent controlling interest in Yoplait SAS, and our 50 percent interest in Yoplait Marques SNC and Liberté Marques Sàrl to Sodiaal International (Sodiaal) in exchange for full ownership of the Canadian Yoplait business, a reduced royalty rate for the use of Yoplait and Liberté brands in the United States and Canada, and cash. The transaction closed subsequent to the end of the second quarter of fiscal 2022. We expect to record a pre-tax gain on the sale of this business during the third quarter of fiscal 2022. We have classified all Yoplait SAS, Yoplait Marques SNC and Liberté Marques Sàrl assets and liabilities as held for sale in our Consolidated Balance Sheets as of November 28, 2021.

(3)	Restructuring and impairment charges are recorded in our Consolidated Statements of Earnings as follows:

	Quarter Ended		Six-Month Period Ended
In Millions	Nov. 28, 2021	Nov. 29, 2020	Nov. 28, 2021	Nov. 29, 2020
Restructuring, impairment, and other exit costs (recoveries)	$2.3	$0.4	$(2.0)	$0.9
Cost of sales	0.4	0.5	0.6	1.0

Total restructuring charges (recoveries)	$2.7	$0.9	$(1.4)	$1.9

In the second quarter of fiscal 2022, we approved restructuring actions in the Asia & Latin America segment to drive efficiencies in manufacturing and logistics operations. We expect to incur approximately $21 million of restructuring charges and project-related costs related to these actions, of which approximately $12 million will be cash. These charges are expected to consist of approximately $8 million of severance and $10 million of other costs, primarily asset write-offs. We also expect to incur approximately $3 million of project-related costs. We recognized $8 million of severance and $5 million of other costs in the second quarter of fiscal 2022. We expect this action to be completed by the end of fiscal 2024. We also recorded $10 million of recoveries related to restructuring actions previously announced.

(4)

Unallocated corporate expense totaled $132 million in the second quarter of fiscal 2022 compared to $48 million in the same period in fiscal 2021. We recorded a $12 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the second quarter of fiscal 2022 compared to a $46 million net decrease in expense in the same period last year. We recorded $10 million of net gains related to valuation adjustments and the gain on sale of certain corporate investments in the second quarter of fiscal 2022 compared to $6 million of net gains related to valuation adjustments in the second quarter of fiscal 2021. In addition, we recorded $4 million of integration costs related to our acquisition of Tyson Foods’ pet treats business and $38 million of transaction costs related to the agreement to sell our 51 percent controlling interest in Yoplait SAS and our 50 percent interest in Yoplait Marques SNC and Liberté Marques Sàrl and the agreements to sell our European dough businesses in the second quarter of fiscal 2022.

Unallocated corporate expense totaled $188 million in the six-month period ended November 28, 2021, compared to $123 million in the same period last year. We recorded a $36 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the six-month period ended November 28, 2021, compared to a $62 million net decrease in expense in the same period last year. We recorded $10 million of net gains related to valuation adjustments and the gain on sale of certain corporate investments in the six-month period ended November 28, 2021, compared to $19 million of net gains related to certain corporate investment valuation adjustments in the same period last year. In addition, we recorded $16 million of integration costs related to our acquisition of Tyson Foods’ pet treats business and $48 million of transaction costs related to the agreement to sell our 51 percent controlling interest in Yoplait SAS and our 50 percent interest in Yoplait Marques SNC and Liberté Marques Sàrl and the agreements to sell our European dough businesses in the second quarter of fiscal 2022. In addition, we recorded a $21 million recovery related to a Brazil indirect tax item and a $13 million insurance recovery in the six-month period ended November 28, 2021. We also recorded a $7 million charge related to a product recall in our international Green Giant business in the six-month period ended November 29, 2020.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Six-Month Period Ended
In Millions, Except per Share Data	Nov. 28, 2021	Nov. 29, 2020	Nov. 28, 2021	Nov. 29, 2020
Net earnings attributable to General Mills	$597.2	$688.4	$1,224.2	$1,327.3

Average number of common shares - basic EPS	608.6	614.8	609.5	614.5
Incremental share effect from: (a)
Stock options	2.2	2.5	2.1	2.8
Restricted stock units and performance share units	2.2	2.3	2.2	2.4

Average number of common shares - diluted EPS	613.0	619.6	613.8	619.7

Earnings per share - basic	$0.98	$1.12	$2.01	$2.16
Earnings per share - diluted	$0.97	$1.11	$1.99	$2.14

(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)

The effective tax rate for the second quarter of fiscal 2022 was 21.7 percent compared to 22.3 percent for the second quarter of fiscal 2021. The 0.6 percentage point decrease was primarily due to favorable changes in earnings mix by jurisdiction in fiscal 2022, partially offset by certain nonrecurring discrete tax benefits recorded in the second quarter of fiscal 2021. Our effective tax rate excluding certain items affecting comparability was 22.3 percent in the quarter ended November 28, 2021, consistent with the same period last year (see the “Non-GAAP Measures” section below for a description of our use of measures not defined by GAAP).

The effective tax rate for the six-month period ended November 28, 2021, was 21.7 percent compared to 22.2 percent for the six-month period ended November 29, 2020. The 0.5 percentage point decrease was primarily due to favorable changes in earnings mix by jurisdiction in fiscal 2022. Our effective tax rate excluding certain items affecting comparability was 22.0 percent in the six-month period ended November 28, 2021, compared to 22.1 percent in the same period last year (see the “Non-GAAP Measures” section below for a description of our use of measures not defined by GAAP). The 0.1 percentage point decrease is primarily due to favorable changes in earnings mix by jurisdiction in fiscal 2022, partially offset by certain nonrecurring discrete tax benefits recorded in fiscal 2021.

The United States Congress is currently working to enact a tax reform bill, which would result in significant changes to the U.S. tax system. We expect that if a bill is enacted, it could have a material impact on our Consolidated Financial Statements in future periods. We continue to monitor developments and assess the impact to General Mills.

(7)

We have included measures in this release that are not defined by GAAP. We believe that these measures provide useful information to investors, and include these measures in other communications to investors. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd fiscal week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Also, certain measures in this release are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-to-year assessment of operating results.

Our fiscal 2022 outlook for organic net sales growth, adjusted operating profit growth, adjusted diluted EPS growth, and free cash flow conversion are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd week, when applicable. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measure without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates or the timing of acquisitions and divestitures throughout fiscal 2022. The unavailable information could have a significant impact on our fiscal 2022 GAAP financial results.

Our fiscal 2022 guidance does not incorporate the potential impact of the European Dough divestiture that has not yet been completed. For fiscal 2022, we currently expect: foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions) and acquisitions and divestitures to decrease net sales by approximately 1 point; foreign currency exchange rates to have an immaterial impact on adjusted operating profit and adjusted diluted EPS growth; and restructuring charges and project-related costs and transaction costs and acquisition integration costs to total approximately $125 million to $175 million.

Significant Items Impacting Comparability

Several measures below are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgement, significantly affect the year-to-year assessment of operating results.

The following are descriptions of significant items impacting comparability of our results.

Mark-to-market effects

Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. Please see Note 4.

Non-income tax recovery

Recovery related to a Brazil indirect tax item recorded in fiscal 2022. Please see Note 4.

Acquisition integration costs

Integration costs resulting from the acquisition of Tyson Foods’ pet treats business. Please see Note 2.

Transaction costs

Transaction costs related to the definitive agreement to sell our 51 percent controlling interest in Yoplait SAS, and our 50 percent interest in Yoplait Marques SNC and Liberté Marques Sàrl to Sodiaal and the definitive agreements to sell our European dough businesses in fiscal 2022. Please see Note 2.

Restructuring charges

Restructuring charges for Asia and Latin America segment supply chain optimization actions and previously announced restructuring actions in fiscal 2022. Restructuring charges for previously announced restructuring actions in fiscal 2021. Please see Note 3.

Investment activity, net

Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2022. Valuation adjustments of certain corporate investments in fiscal 2021. Please see Note 4.

Product recall

Product recall costs recorded in fiscal 2021 related to our international Green Giant business. Please see Note 4.

CPW restructuring charges

CPW restructuring charges related to previously announced restructuring actions.

Adjusted Operating Profit Growth on a Constant-currency Basis

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. The measure is evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended			Quarter Ended
	Nov. 28, 2021	Nov. 29, 2020	Change	Nov. 29, 2020	Nov. 28, 2019	Change	2-yr CAGR
Operating profit as reported	$800.1	$916.6	(13)%	$916.6	$811.2	13%	(1)%
Transaction costs	37.6	—		—	—
Mark-to-market effects	(12.1)	(45.9)		(45.9)	(22.6)
Investment activity, net	(10.5)	(6.0)		(6.0)	13.2
Acquisition integration costs	3.5	—		—	—
Restructuring charges	2.7	0.9		0.9	10.5
Project related costs	—	—		—	0.7

Adjusted operating profit	$821.3	$865.5	(5)%	$865.5	$813.1	6%	Flat

Foreign currency exchange impact			Flat			1 pt

Adjusted operating profit growth, on a constant-currency basis			(6)%			6%	Flat

	Six-Month Period Ended			Six-Month Period Ended
	Nov. 28, 2021	Nov. 29, 2020	Change	Nov. 29, 2020	Nov. 28, 2019	Change	2-yr CAGR
Operating profit as reported	$1,644.4	$1,770.3	(7)%	$1,770.3	$1,473.6	20%	6%
Transaction costs	48.2	—		—	—
Mark-to-market effects	(36.2)	(62.3)		(62.3)	(7.6)
Non-income tax recovery	(20.6)	—		—	—
Acquisition integration costs	15.9	—		—	—
Investment activity, net	(9.8)	(19.0)		(19.0)	3.7
Restructuring charges	(1.4)	1.9		1.9	24.8
Product recall	—	7.1		7.1
Project related costs	—	—		—	0.7

Adjusted operating profit	$1,640.5	$1,698.0	(3)%	$1,698.0	$1,495.2	14%	5%

Foreign currency exchange impact			1 pt			1 pt

Adjusted operating profit growth, on a constant-currency basis			(4)%			13%	4%

Note: Tables may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

Adjusted Diluted EPS and Related Constant-currency Growth Rates

This measure is used in reporting to our Board of Directors and executive management. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.

The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rates follows:

	Quarter Ended			Quarter Ended
Per Share Data	Nov. 28, 2021	Nov. 29, 2020	Change	Nov. 29, 2020	Nov. 28, 2019	Change	2-yr CAGR
Diluted earnings per share, as reported	$0.97	$1.11	(13)%	$1.11	$0.95	17%	1%
Transaction costs	0.05	—		—
Mark-to-market effects	(0.02)	(0.06)		(0.06)	(0.03)
Investment activity, net	(0.02)	—		—	0.01
Restructuring charges	—	—		—	0.01

Adjusted diluted earnings per share	$0.99	$1.06	(7)%	$1.06	$0.95	12%	2%

Foreign currency exchange impact			Flat			2 pts

Adjusted diluted earnings per share growth, on a constant-currency basis			(7)%			9%	1%

	Six-Month Period Ended			Six-Month Period Ended
Per Share Data	Nov. 28, 2021	Nov. 29, 2020	Change	Nov. 29, 2020	Nov. 28, 2019	Change	2-yr CAGR
Diluted earnings per share, as reported	$1.99	$2.14	(7)%	$2.14	$1.80	19%	5%
Transaction costs	0.06	—		—	—
Mark-to-market effects	(0.05)	(0.08)		(0.08)	(0.01)
Non-income tax recovery	(0.02)	—		—	—
Acquisition integration costs	0.02	—		—	—
Investment activity, net	(0.02)	(0.02)		(0.02)	—
Restructuring charges	(0.01)	—		—	0.03
Product recall	—	0.01		0.01	—
Tax item	—	—		—	(0.09)

Adjusted diluted earnings per share	$1.98	$2.06	(4)%	$2.06	$1.74	18%	6%

Foreign currency exchange impact			Flat			1pt

Adjusted diluted earnings per share growth, on a constant-currency basis			(4)%			17%	6%

Note: Tables may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

See our reconciliation below of the effective income tax rate as reported to the adjusted effective income tax rate for the tax impact of each item affecting comparability.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year-to-year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	Nov. 28, 2021		Nov. 29, 2020
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,631.2	32.5%	$1,721.1	36.5%
Mark-to-market effects	(12.1)	(0.2)%	(45.9)	(1.0)%
Restructuring charges	0.4	—%	0.5	—%
Transaction costs	0.1	—%	—	—%

Adjusted gross margin	$1,619.6	32.2%	$1,675.6	35.5%

Operating profit as reported	$800.1	15.9%	$916.6	19.4%
Transaction costs	37.6	0.7%	—	—%
Mark-to-market effects	(12.1)	(0.2)%	(45.9)	(1.0)%
Investment activity, net	(10.5)	(0.2)%	(6.0)	(0.1)%
Acquisition integration costs	3.5	0.1%	—	—%
Restructuring charges	2.7	0.1%	0.9	—%

Adjusted operating profit	$821.3	16.3%	$865.5	18.3%

Net earnings attributable to General Mills as reported	$597.2	11.9%	$688.4	14.6%
Transaction costs, net of tax (b)	29.5	0.6%	—	—%
Investment activity, net, net of tax (b)	(10.8)	(0.2)%	(4.6)	(0.1)%
Mark-to-market effects, net of tax (b)	(9.2)	(0.2)%	(35.4)	(0.8)%
Acquisition integration costs, net of tax (b)	2.7	0.1%	—	—%
CPW restructuring charges	0.1	—%	1.6	—%
Restructuring charges, net of tax (b)	(0.1)	—%	0.6	—%

Adjusted net earnings attributable to General Mills	$609.4	12.1%	$650.7	13.8%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

	Six-Month Period Ended
In Millions	Nov. 28, 2021		Nov. 29, 2020
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$3,228.6	33.8%	$3,311.5	36.5%
Mark-to-market effects	(36.2)	(0.4)%	(62.3)	(0.7)%
Transaction costs	0.8	—%	—	—%
Restructuring charges	0.6	—%	1.0	—%
Acquisition integration costs	0.1	—%	—	—%
Product recall	—	—%	7.1	0.1%

Adjusted gross margin	$3,193.9	33.4%	$3,257.3	35.9%

Operating profit as reported	$1,644.4	17.2%	$1,770.3	19.5%
Transaction costs	48.2	0.5%	—	—%
Mark-to-market effects	(36.2)	(0.4)%	(62.3)	(0.7)%
Non-income tax recovery	(20.6)	(0.2)%	—	—%
Acquisition integration costs	15.9	0.2%	—	—%
Investment activity, net	(9.8)	(0.1)%	(19.0)	(0.2)%
Restructuring charges	(1.4)	—%	1.9	—%
Product recall	—	—%	7.1	0.1%

Adjusted operating profit	$1,640.5	17.2%	$1,698.0	18.7%

Net earnings attributable to General Mills as reported	$1,224.2	12.8%	$1,327.3	14.6%
Transaction costs, net of tax (b)	35.1	0.4%	—	—%
Mark-to-market effects, net of tax (b)	(27.8)	(0.3)%	(48.0)	(0.5)%
Non-income tax recovery, net of tax (b)	(13.6)	(0.1)%	—	—%
Acquisition integration costs, net of tax (b)	12.3	0.1%	—	—%
Investment activity, net, net of tax (b)	(10.3)	(0.1)%	(14.6)	(0.2)%
Restructuring charges, net of tax (b)	(3.3)	—%	1.4	—%
CPW restructuring charges	0.1	—%	1.7	—%
Product recall, net of tax (b)	—	—%	6.3	0.1%

Adjusted net earnings attributable to General Mills	$1,216.7	12.7%	$1,274.1	14.0%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended Nov. 28, 2021
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(7)%	Flat	(8)%
Pet	10%	Flat	10%
Convenience Stores & Foodservice	20%	Flat	20%
Europe & Australia	(56)%	5 pts	(61)%
Asia & Latin America	43%	3 pts	40%

Total segment operating profit	(3)%	Flat	(4)%

	Six-Month Period Ended Nov. 28, 2021
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(9)%	Flat	(10)%
Pet	18%	Flat	18%
Convenience Stores & Foodservice	33%	Flat	33%
Europe & Australia	(31)%	6 pts	(37)%
Asia & Latin America	17%	3 pts	14%

Total segment operating profit	(3)%	1 pt	(4)%

Note: Tables may not foot due to rounding.

Organic Net Sales on a 2-year Compound Growth Rate Basis

We believe that this measure provides useful information to investors as it compares our organic net sales growth in fiscal 2022 to pre-pandemic levels of activity in fiscal 2020.

Organic net sales on a 2-year compound growth rate basis are calculated as follows:

	Quarter Ended Nov. 28, 2021
	Reported Net Sales Growth	Foreign Exchange	Acquisitions and Divestitures	Organic Net Sales
Total
Nov. 29, 2020 vs. Nov. 24, 2019	7%	—	—	7%
Nov. 28, 2021 vs. Nov. 29, 2020	6%	1 pt	1 pt	5%

2-year compound growth	6%			6%

North America Retail
Nov. 29, 2020 vs. Nov. 24, 2019	9%	—	—	9%
Nov. 28, 2021 vs. Nov. 29, 2020	2%	—	—	1%

2-year compound growth	5%			5%

Pet
Nov. 29, 2020 vs. Nov. 24, 2019	18%	—	—	18%
Nov. 28, 2021 vs. Nov. 29, 2020	29%	—	15 pts	14%

2-year compound growth	23%			16%

Convenience Stores & Foodservice
Nov. 29, 2020 vs. Nov. 24, 2019	(14)%	—	—	(14)%
Nov. 28, 2021 vs. Nov. 29, 2020	23%	—	—	23%

2-year compound growth	3%			3%

Europe & Australia
Nov. 29, 2020 vs. Nov. 24, 2019	8%	6 pts	(1) pt	3%
Nov. 28, 2021 vs. Nov. 29, 2020	(1)%	1 pt	—	(2)%

2-year compound growth	3%			Flat

Asia & Latin America
Nov. 29, 2020 vs. Nov. 24, 2019	5%	(5) pts	—	10%
Nov. 28, 2021 vs. Nov. 29, 2020	5%	2 pts	(2) pts	5%

2-year compound growth	5%			7%

Note: Table may not foot due to rounding.

	Six-Month Period Ended Nov. 28, 2021
	Reported Net Sales Growth	Foreign Exchange	Acquisitions and Divestitures	Organic Net Sales
Total
Nov. 29, 2020 vs. Nov. 24, 2019	8%	—	—	8%
Nov. 28, 2021 vs. Nov. 29, 2020	5%	1 pt	1 pt	4%

2-year compound growth	6%			6%

North America Retail
Nov. 29, 2020 vs. Nov. 24, 2019	11%	—	—	12%
Nov. 28, 2021 vs. Nov. 29, 2020	Flat %	1 pt	—	(1)%

2-year compound growth	5%			5%

Pet
Nov. 29, 2020 vs. Nov. 24, 2019	13%	—	—	13%
Nov. 28, 2021 vs. Nov. 29, 2020	27%	—	10 pts	16%

2-year compound growth	20%			14%

Convenience Stores & Foodservice
Nov. 29, 2020 vs. Nov. 24, 2019	(13)%	—	—	(13)%
Nov. 28, 2021 vs. Nov. 29, 2020	23%	—	—	23%

2-year compound growth	3%			3%

Europe & Australia
Nov. 29, 2020 vs. Nov. 24, 2019	8%	4 pts	(1) pt	5%
Nov. 28, 2021 vs. Nov. 29, 2020	2%	3 pts	—	(1)%

2-year compound growth	5%			2%

Asia & Latin America
Nov. 29, 2020 vs. Nov. 24, 2019	6%	(7) pts	—	13%
Nov. 28, 2021 vs. Nov. 29, 2020	6%	3 pts	(2) pts	5%

2-year compound growth	6%			9%

Note: Table may not foot due to rounding.

Constant-currency Segment Operating Profit on a 2-year Compound Growth Rate Basis

We believe that this measure provides useful information to investors as it compares our constant-currency segment operating profit growth in fiscal 2022 to pre-pandemic levels of activity in fiscal 2020.

Our segments’ constant-currency operating profit on a 2-year compound growth rate basis are calculated as follows:

	Quarter Ended Nov. 28, 2021
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail
Nov. 29, 2020 vs. Nov. 24, 2019	9%	—	9%
Nov. 28, 2021 vs. Nov. 29, 2020	(7)%	—	(8)%

2-year compound growth	1%		Flat

Pet
Nov. 29, 2020 vs. Nov. 24, 2019	48%	—	48%
Nov. 28, 2021 vs. Nov. 29, 2020	10%	—	10%

2-year compound growth	28%		28%

Convenience Stores & Foodservice
Nov. 29, 2020 vs. Nov. 24, 2019	(32)%	—	(32)%
Nov. 28, 2021 vs. Nov. 29, 2020	20%	—	20%

2-year compound growth	(10)%		(10)%

Europe & Australia
Nov. 29, 2020 vs. Nov. 24, 2019	14%	6 pts	7%
Nov. 28, 2021 vs. Nov. 29, 2020	(56)%	5 pts	(61)%

2-year compound growth	(29)%		(35)%

Asia & Latin America
Nov. 29, 2020 vs. Nov. 24, 2019	25%	17 pts	8%
Nov. 28, 2021 vs. Nov. 29, 2020	43%	3 pts	40%

2-year compound growth	34%		23%

Note: Table may not foot due to rounding.

	Six-Month Period Ended Nov. 28, 2021
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange	Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail
Nov. 29, 2020 vs. Nov. 24, 2019	16%	—	16%
Nov. 28, 2021 vs. Nov. 29, 2020	(9)%	—	(10)%

2-year compound growth	3%		2%

Pet
Nov. 29, 2020 vs. Nov. 24, 2019	30%	—	30%
Nov. 28, 2021 vs. Nov. 29, 2020	18%	—	18%

2-year compound growth	24%		24%

Convenience Stores & Foodservice
Nov. 29, 2020 vs. Nov. 24, 2019	(28)%	—	(28)%
Nov. 28, 2021 vs. Nov. 29, 2020	33%	—	33%

2-year compound growth	(2)%		(2)%

Europe & Australia
Nov. 29, 2020 vs. Nov. 24, 2019	51%	5 pts	45%
Nov. 28, 2021 vs. Nov. 29, 2020	(31)%	6 pts	(37)%

2-year compound growth	2%		(4)%

Asia & Latin America
Nov. 29, 2020 vs. Nov. 24, 2019	46%	21 pts	26%
Nov. 28, 2021 vs. Nov. 29, 2020	17%	3 pts	14%

2-year compound growth	31%		20%

Note: Table may not foot due to rounding.

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended				Six-Month Period Ended
	Nov. 28, 2021		Nov. 29, 2020		Nov. 28, 2021		Nov. 29, 2020
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$735.1	$159.7	$848.9	$189.4	$1,513.1	$328.6	$1,624.8	$360.2
Transaction costs	37.6	7.8	—	—	48.2	12.4	—	—
Mark-to-market effects	(12.1)	(2.8)	(45.9)	(10.5)	(36.2)	(8.3)	(62.3)	(14.3)
Non-income tax recovery	—	—	—	—	(20.6)	(7.0)	—	—
Acquisition integration costs	3.5	0.8	—	—	15.9	3.6	—	—
Investment activity, net	(10.5)	0.3	(6.0)	(1.4)	(9.8)	0.5	(19.0)	(4.4)
Restructuring charges	2.7	2.8	0.9	0.3	(1.4)	1.9	1.9	0.5
Product recall	—	—	—	—	—	—	7.1	0.8

As adjusted	$756.4	$168.8	$797.8	$177.7	$1,509.2	$331.8	$1,552.4	$342.8

Effective tax rate:
As reported		21.7%		22.3%		21.7%		22.2%
As adjusted		22.3%		22.3%		22.0%		22.1%

Sum of adjustment to income taxes		$8.9		$(11.7)		$3.1		$(17.4)

Average number of common shares - diluted EPS		613.0		619.6		613.8		619.7

Impact of income tax adjustments on adjusted diluted EPS		$(0.01)		$0.02		$—		$0.03

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.